   As filed with the Securities and Exchange Commission on December 17, 1997
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                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] PRELIMINARY PROXY STATEMENT

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-
   6(E)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        TRUE NORTH COMMUNICATIONS INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

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

                                                                    Exhibit 99.1
[LETTERHEAD OF TRUE NORTH]


Date:     December 15, 1997                                               NEWS
Contact:  Susan Geanuleas of True North Communications, 312/425-6570
          Rich Torrenzano of The Torrenzano Group, 212/681-1700 ext. 102
          Joele Frank of the Abernathy/MacGregor Group, 212/371-5999


          FOR IMMEDIATE RELEASE


              TRUE NORTH-PUBLICIS LEGAL ACTIONS MOVED TO DELAWARE
              ---------------------------------------------------
              TRUE NORTH WILL PROCEED WITH BJKE SHAREHOLDER VOTE
              --------------------------------------------------


CHICAGO--True North Communications Inc. (NYSE: TNO), today announced that the preliminary injunction, placed against Publicis Communication last week, for interference with True North's shareholder vote on a proposed acquisition by merger with Bozell, Jacobs, Kenyon & Eckhardt, Inc. has been vacated by the U.S. Court of Appeals for the Seventh Circuit.

The Seventh Circuit vacated the preliminary injunction issued in U.S. District Court on December 10, on jurisdictional grounds without comment on the merits of True North's case. The Court of Appeals stated that the lawsuit must be heard by the Delaware Chancery Court based upon a forum selection clause in an agreement between True North and Publicis.

True North will be seeking a temporary restraining order against Publicis in the Delaware Court on Tuesday morning, December 16. True North still maintains Publicis is acting in violation of a May 19, 1997 Agreement, whereby it is committed to support the BJKE transaction. True North had pursued its injunction in Illinois on December 4, as a counterclaim in response to claims brought by Publicis in the same Illinois U.S. District Court on November 25.

The U.S. District Court for the Northern District of Illinois had issued a December 10 order enjoining Publicis and its related parties from attempting to interfere with the True North shareholder vote on BJKE in any way.


                                     -More-

2/TRUE NORTH-PUBLICIS LEGAL ACTIONS MOVED TO DELAWARE
TRUE NORTH WILL PROCEED WITH BJKE SHAREHOLDER VOTE


Theodore Theophilos, True North's General Counsel, and Executive Vice President, issued the following statement, "We certainly will respect the Seventh Circuit's decision on jurisdiction. We're obviously disappointed by the ruling, but the District Court's ruling on the merits of our claims were not criticized by the Appellate Court; the facts are still the facts, and we will pursue our course quickly and without hesitation in Delaware."

True North will proceed to seek shareholder approval of the proposed transaction that would merge all BJKE operations with True North to form the world's sixth largest advertising holding company, with annual revenues expected to exceed $1.2 billion, and billings expected to exceed $12 billion.

Bruce Mason, Chairman and CEO of True North, commented on the Seventh Circuit's ruling, "The decision doesn't influence the statement we made last week ... that we viewed our divorce settlement with Publicis last May as final and irrevocable. After the years of acrimony, it is unfortunate the discord resurfaced in recent weeks. Despite Publicis' efforts, their actions cannot detract attention from the exceedingly strong global aspects of our combination with BJKE. We are extremely encouraged by the positive response we are receiving from our institutional and retail investors about the merits of the BJKE deal."

Mr. Mason continued, "True North management and the Board of Directors have recommended the BJKE transaction for its significant strategic and financial benefits to our company. We fully anticipate the combination will be immediately accretive to our earnings for 1998. Further, we know the combination of FCB's operations in 69 countries, plus Bozell Worldwide's operations in 53 countries, will make us much stronger globally."

True North Communications Inc. is one of the leading global communications companies, with operations in 69 countries. In 1996, its capitalized billings exceeded $8.2 billion. True North brands include: Foote, Cone & Belding, the largest advertising agency in North America; TN Technologies Inc.; and Associated Communications Companies.

This news release includes forward-looking statements that involve risks and uncertainties. Actual results may differ materially from results indicated in any forward-looking statements. The Company cautions that future results are subject to, and should be considered in light of, risks, uncertainties and other factors that may affect future results.


                                     # # #

                                                                    Exhibit 99.2

[LETTERHEAD OF TRUE NORTH]




   Date:  December 16, 1997                                                NEWS
Contact:  Susan Geanuleas of True North Communications,  312/425-6570
          Rich Torrenzano of The Torrenzano Group,  212/681-1700 ext. 102
          Joele Frank of the Abernathy/MacGregor Group, 212/371-5999


          FOR IMMEDIATE RELEASE


            DELAWARE CHANCERY COURT ISSUES TRO ON PUBLICIS ACTIONS
                    RELATED TO TRUE NORTH/BJKE TRANSACTION

CHICAGO -- True North Communications Inc. (NYSE: TNO) today confirmed that the Court of Chancery of the State of Delaware issued a Temporary Restraining Order
(TRO) enjoining Publicis Communication and its related parties from pursuing its partial tender offer or otherwise interfering with the True North shareholder vote with respect to the proposed transaction with Bozell, Jacobs, Kenyon & Eckhardt (BJKE).

The TRO was issued by Chancellor William Chandler on Tuesday morning (December
16) following a decision on Monday by the U.S. Court of Appeals to vacate, for jurisdictional reasons, a preliminary injunction that had been issued on December 10. The injunction last week had been ordered by the U.S. District Court for the Northern District of Illinois, but the Seventh Circuit of the U.S. Court of Appeals determined the matter should be directed to the Delaware Chancery Court, based upon an agreement between True North and Publicis.

Chancellor Chandler has set a court date of Monday, December 22, for a further hearing on the matter.

                                     -More-

2/DELAWARE CHANCERY COURT ISSUES TRO ON PUBLICIS ACTIONS


True North will proceed to seek shareholder approval of the proposed transaction that would merge all BJKE operations with True North to form the world's sixth largest advertising holding company, with annual revenues expected to exceed $1.2 billion, and billings expected to exceed $12 billion.

True North Communications Inc. is one of the leading global communications companies with operations in 69 countries. In 1996, its capitalized billings exceeded $8.2 billion. True North brands include: Foote, Cone & Belding, the largest advertising agency in North America; TN Technologies Inc.; and Associated Communications Companies.


                                     # # #

LOGO

                                                              December 16, 1997

Dear Stockholder:

  On December 30, 1997, True North stockholders will vote on one of the most significant events in your Company's history -- the merger of True North and Bozell, Jacobs, Kenyon & Eckhardt, Inc. (BJKE). YOUR BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS IMPORTANT TRANSACTION BY PROMPTLY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

  Please review the following highlights of the proposed True North/BJKE merger:

  . Your Board believes the merger will create a combined entity bigger and stronger than either True North or BJKE on a stand-alone basis, and an enterprise positioned to compete more effectively on a global basis. True North's FCB network operates successfully in 69 countries, and BJKE's Bozell Worldwide operates in 51 countries.

  . It is expected that the combination will be immediately accretive to True
    North's operations for 1998 and subsequent years. BJKE's proven financial position and momentum will strengthen our combined value.

  . Over the past three years, BJKE has been the fastest growing major advertising company in the industry in terms of both revenues and profits.

  . BJKE's list of clients is indeed impressive, and includes Chrysler, Merrill Lynch, Bristol Myers-Squibb, American Airlines, JC Penney and GTE.

  . In reaching its determination to approve the merger, your Board considered the opinion of Morgan Stanley & Co. Incorporated, True North's financial advisor, that the proposed combination is fair from a financial point of view to True North.

  Many stockholders have contacted us to inquire about the reason for numerous proxy mailings. Federal disclosure rules require us to keep you informed of certain developments, including the matters set forth in the enclosed Supplement No. 3. Please note that if you have previously voted your shares, you do not need to vote again unless you wish to change your vote. We appreciate your patience and understanding.

  Barring any unforeseen significant developments, we do not intend to interrupt your holiday season with further proxy requests. Nevertheless, it is extremely important for stockholders to realize that A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. Accordingly, please make sure your shares are represented and voted at the December 30 Special Meeting by completing and returning the enclosed proxy at your earliest convenience.

  Thank you for your interest and participation. You have our sincere best wishes for a happy and safe holiday season.

                                          On Behalf of the Board of Directors

                                          Sincerely,

                                          /s/ Bruce Mason

                                          Bruce Mason
                                          Chairman of the Board and Chief
                                           Executive Officer


   If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting us in this matter, at:

                                1-800-549-6650

                        TRUE NORTH COMMUNICATIONS INC.
                                      AND
                    BOZELL, JACOBS, KENYON & ECKHARDT, INC.

                   SUPPLEMENT NO. 3 TO JOINT PROXY STATEMENT

                               ----------------

                        TRUE NORTH COMMUNICATIONS INC.

                          PROSPECTUS SUPPLEMENT NO. 3

                               ----------------

  This Supplement No. 3 dated December 16, 1997 ("Supplement No. 3") to the Joint Proxy Statement/Prospectus dated November 26, 1997, as previously supplemented by a Supplement dated December 1, 1997 and Supplement No. 2 dated December 10, 1997 (collectively, the "Proxy Statement/Prospectus"), is being furnished to the holders of Common Stock, par value $.33 1/3 per share ("True North Common Stock"), of True North Communications Inc., a Delaware corporation ("True North"), in connection with the solicitation of proxies by the Board of Directors of True North (the "True North Board") for use at its Special Meeting of Stockholders to be held at the Omni Chicago Hotel, Chagall Ballroom--Third Floor--Salon A, 676 North Michigan Avenue, Chicago, Illinois, on December 30, 1997, at 9:00 a.m., local time, and any adjournments thereof (the "True North Special Meeting").

  This Supplement No. 3 is also being furnished to the holders of Class A Common Stock, par value $.001 per share, and Class B Common Stock, par value $.001 per share, of Bozell, Jacobs, Kenyon & Eckhardt, Inc., a Delaware corporation ("BJKE"), in connection with the solicitation of proxies by the Board of Directors of BJKE for use at its Special Meeting of Stockholders to be held in the Second Floor Staircase Room at BJKE's offices at 40 West 23rd Street, New York, New York, on December 30, 1997, at 10:00 a.m., New York time, and any adjournments thereof (the "BJKE Special Meeting").

  TRUE NORTH AND BJKE STOCKHOLDERS SHOULD CONSIDER THE INFORMATION CONTAINED HEREIN TOGETHER WITH THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH VOTING ON THE MATTERS TO BE PRESENTED AT THE TRUE NORTH SPECIAL MEETING OR THE BJKE SPECIAL MEETING, AS THE CASE MAY BE. PLEASE CONTACT DALE F. PERONA, SECRETARY, TRUE NORTH COMMUNICATIONS INC., 101 EAST ERIE STREET, CHICAGO, ILLINOIS 60611 (TELEPHONE NUMBER (312) 425-
6500), IF YOU WOULD LIKE TO RECEIVE AN ADDITIONAL COPY OF THE PROXY STATEMENT/PROSPECTUS, INCLUDING ALL SUPPLEMENTS THERETO. THIS SUPPLEMENT NO. 3 IS BEING DELIVERED TO EACH TRUE NORTH AND BJKE STOCKHOLDER ENTITLED TO RECEIVE NOTICE OF AND TO VOTE AT THE TRUE NORTH SPECIAL MEETING OR THE BJKE SPECIAL MEETING, AS THE CASE MAY BE.

  Capitalized terms in this Supplement No. 3 that are not defined herein shall have the meanings ascribed to them in the Proxy Statement/Prospectus. This Supplement No. 3 supersedes the Proxy Statement/Prospectus to the extent that this Supplement No. 3 is inconsistent therewith.

                              RECENT DEVELOPMENTS

  At its meeting held December 7, 1997, the True North Board, in addition to taking other actions previously disclosed, took action to delay the Distribution Date (as defined in the Rights Agreement) that would otherwise have occurred on the tenth business day after the public announcement by Publicis S.A. on December 4, 1997 of its intention to commence a tender offer for True North Common Stock. The True North Board determined to delay the Distribution Date until the earlier to occur of (i) the close of business on the date that any person or group becomes the Beneficial Owner (as defined in the Rights Agreement) of 30% or more of the then outstanding shares of True North Common Stock (unless such person or group becomes the owner of 85% or more of such shares of True North Common Stock through a cash tender offer for all of such shares of True North Common Stock) or (ii) such other time as the True North Board or any duly authorized committee thereof shall designate prior to the Distribution Date.

  On December 10, 1997, Publicis Communication ("Publicis"), Publicis S.A. and Maurice Levy, President and Chief Executive Officer of Publicis S.A., filed a motion in the United States Court of Appeals for the Seventh Circuit (the "Seventh Circuit") (No. 97-4096) for a stay of the preliminary injunction entered against such parties by the United States District Court for the Northern District of Illinois (the "District Court") in litigation (Civil No. 97C8263) commenced by Publicis against True North and the members of the True North Board other than the Publicis Designee. Such preliminary injunction had been entered on December 10, 1997 by the District Court upon the grant of True North's emergency motion for preliminary injunctive relief on counterclaims brought in such action by True North. The District Court found that the May 1997 definitive agreements between True North and Publicis, pursuant to which True North and Publicis separated their respective worldwide agency networks (the "Settlement Agreements"), prohibited certain actions that Publicis and Publicis S.A. had taken in recent weeks, including the announcement of an intention to commence a partial tender offer for True North Common Stock and the solicitation of revocations and conditional proxies in opposition to the BJKE Merger. On December 15, 1997, the Seventh Circuit vacated the District Court's preliminary injunction on the ground that True North's counterclaims relating to alleged breaches by Publicis and Publicis S.A. of the Settlement Agreements should properly be brought in a court located in the State of Delaware.

  On December 16, 1997, Publicis S.A. filed a Schedule 14D-1 with the Securities and Exchange Commission (the "Commission") commencing a partial tender offer to purchase 9,619,904 shares of True North Common Stock (or such greater number of shares which, when added to shares beneficially owned by Publicis and its affiliates, would constitute a majority of the total number of shares of True North Common Stock outstanding on a fully diluted basis) at a price per share of $28.00 (the "Offer"). Publicis S.A. further disclosed that the Offer would be a "first step" in effecting a combination of Publicis and Publicis Worldwide, advertising affiliates of Publicis S.A., with and into True North in exchange for the issuance of 26,587,937 additional shares of True North Common Stock to Publicis S.A. Publicis S.A. stated that (i) such number of additional shares of True North Common Stock was set with the intention of yielding a "post-merger common equity valuation" of $28.00 per share of True North Common Stock and (ii) after the second step merger, Publicis S.A. would own approximately 71.8% of all outstanding shares of True North Common Stock on a fully diluted basis. The terms of the Offer appear to be substantially identical to the terms of the partial tender offer which Publicis S.A. announced its intention to commence on December 4, 1997 and which was enjoined by the District Court's preliminary injunction and subsequently withdrawn. Also on December 16, 1997, Publicis filed revised preliminary proxy materials with the Commission to solicit revocations and conditional proxies in opposition to the BJKE Merger.

  On December 16, 1997, True North filed, in the Court of Chancery of the State of Delaware (the "Delaware Chancery Court"), an amended and supplemental complaint and a motion for a temporary restraining order in an action filed against Publicis S.A. and Publicis (C.A. No. 16039) to enjoin such parties from engaging in conduct that is not in support of the BJKE Merger and that accordingly violates the terms of the Settlement Agreements. A hearing was immediately held on True North's motion for a temporary restraining order, and on December 16, 1997 the Delaware Chancery Court granted True North's motion and entered a temporary restraining order preliminarily enjoining Publicis and Publicis S.A. and their respective officers, agents and employees from announcing, commencing or further proceeding with any tender offer for True North Common Stock; soliciting, contacting or otherwise communicating in any way with any record or beneficial holder of True North Common Stock, by means of soliciting proxies or otherwise, to influence stockholder voting with respect to the BJKE Merger; or inducing, assisting or encouraging third parties to take actions in opposition to the BJKE Merger.

                                       2